EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Allscripts Healthcare Solutions, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-119351 and 333-52470) and Form S-8 (Nos. 333-37238, 333-90129, and 333-59212) of Allscripts Healthcare Solutions, Inc. of our reports dated February 19, 2004, relating to the consolidated balance sheet of Allscripts Healthcare Solutions, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2003 and 2002, and the related consolidated financial statement schedule, which reports appear in the December 31, 2004 annual report on Form 10-K of Allscripts Healthcare Solutions, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 4, 2005